Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Announces Repurchase of Remaining Preferred Stock

Company Also Announces First Significant Data Center Project Win

PITTSBURGH, PA. – January 12, 2018 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced that it has repurchased all of the remaining outstanding shares of its Class A Preferred Stock (“Preferred Stock”) for approximately $9.974 million, including accrued dividends associated with the partial repurchase. The Preferred Stock, which was issued on July 20, 2016 in connection with the Company’s business combination, paid an 8% preferred dividend, increasing to 12% over the six-year term of the preferred, and was convertible (at the holder’s election) into 2.00 shares of the Company’s common stock for each share of Preferred Stock held (as may be adjusted for any stock splits, reverse stock splits or similar transactions), representing a conversion price of $12.50 per share.

Significant New Win: Large Scale Data Center Project

Limbach is pleased to announce the award of the Company’s first large-scale data center project. The Company has noted in prior presentations that it has identified the “Mission Critical” industry, which includes structures such as data centers, as a high-growth opportunity. Due to the size, scale and fast track schedule of the project, Limbach will be executing the contract under a joint venture with another significant regional mechanical contracting company. Limbach will be providing preconstruction and construction services on the project.

Charlie Bacon, CEO of Limbach commented, “This is a significant win for Limbach. We are pleased to be working once again with Turner Construction on this large, complex project, along with another large, well-regarded mechanical contractor, with whom we have joint ventured with on other significant projects in the past. While we have always been engaged on smaller data centers, this is our first large-scale data center project. The win strategically opens the door to a projected major growth sector (large-scale data centers). This win also reinforces our drive to be 1st Choice in our customers’ minds. Turner is a long-standing customer and Limbach provides services to them in all of Limbach’s locations. We are excited to see our relationship expanding into this new Limbach sector.”

Mr. Bacon continued, “We are also gratified that we have been able to continue the process of reducing the Company's cost of capital while also simplifying our capital structure. Today’s repurchase of the remaining preferred stock is an accretive transaction for our existing shareholders and removes a dilutive overhang.  Following this transaction our balance sheet remains flexible, allowing us the ability to pursue strategic M&A opportunities and fund long-term growth initiatives.”

Preferred Repurchase Terms

The Company repurchased the remaining 280,000 outstanding shares of the Preferred Stock for $9.1 million, plus an accrued dividend of $874,000, using the proceeds of a $10 million new term loan under the Company’s current credit agreement with Fifth Third Bank, which was amended pursuant to a Second Amendment to Credit Agreement and Limited Waiver that is described more fully in the Company’s Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission. The loan carries a current annual interest rate of approximately 6.7% and matures on April 12, 2019. Management expects the repurchase to be accretive to net income.

Limbach Holdings, Inc. January 12, 2018	Page 2

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider, managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA., Limbach operates from 10 strategically located business units throughout the United States, including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, north of Orlando. Our approximately 1,700 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, the effect of the Preferred Stock repurchase on our net income, the benefits expected by the award of the large-scale data center project, Limbach’s entry into the large-scale data center markets, the joint venture with Turner Construction and other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Limbach Holdings, Inc. January 12, 2018	Page 3

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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